ARDENT MINES LIMITED
110 Jardin Drive
Unit 13
Concord, Ontario L4K 2T7

May 14, 2007

Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Attention:	Ms. Sandy Eisen

	RE:	Ardent Mines Limited
Form l0-KSB for the Fiscal Year Ended June 30, 2006

Dear Ms. Eisen:

          In response to your telephone conversation with Conrad C. Lysiak, Attorney at Law, please be advised as follows:

          1. In future filings, we will provide the disclosure you requested in comments nos. 1, 2, and 3 of your letter of comments dated March 12, 2007.

          2. We acknowledge that:

  The Company is responsible for the adequacy and the accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

Ardent Mines Limited

BY:   TARAS CHEBOUNTCHAK
         Taras Chebountchak, President

cc: Conrad C. Lysiak, Esq.